Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh

Chief Financial Officer

(626) 768-6360

EAST WEST BANCORP REPORTS PROFITABILITY FOR FULL YEAR 2009

Pasadena, CA – January 26, 2010 – East West Bancorp, Inc. (NASDAQ: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the fourth quarter and full year 2009.

“East West reported a return to profitability with net earnings for full year 2009 of $76.6 million. The return to profitability for 2009 follows a single loss year for 2008 – the only loss year for East West in nearly 30 years,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Previous to 2008, East West achieved record earnings every year for over a decade, with net income of $161.2 million in 2007 and $143.4 million in 2006. Our core business remains strong and we are back on track to deliver solid profitability and create long-term value for our shareholders in 2010 and beyond.”

For the fourth quarter 2009, net income was $259.7 million, an increase of $328.3 million over a loss reported in third quarter. For the full year 2009, net income was $76.6 million, an increase of $126.3 million over a loss reported in 2008. Our fourth quarter earnings include a pre-tax gain of $471.0 million from the FDIC-assisted acquisition of United Commercial Bank (UCB), offset by a $140.0 million provision for loan losses and a $45.8 million impairment loss on investment securities.

Ng stated, “Throughout 2009 and from the onset of the economic downturn, East West successfully executed on all strategic actions. We believe that for East West, the credit cycle peaked in the third quarter of 2009 and that as we enter the new year, the worst is behind us. Since January 1, 2008, we actively reduced our exposure to land and construction loans by over $2.2 billion. Our capital position is strong and continues to grow – during 2009 we raised a total of $607.8 million in new capital and generated $76.6 million additional capital from net income.”

“Further, our swift and decisive actions during this challenging operating environment to improve our balance sheet have allowed us to take the exceptional opportunity to acquire the assets and deposit franchise of UCB, nearly doubling our size to $20.6 billion. The acquisition of UCB has expedited our return to profitability and serves as an immediate catalyst to further our growth and profitability in 2010,” concluded Ng.

FDIC-Assisted Acquisition of UCB

On November 6, 2009, East West acquired substantially all of the assets and assumed substantially all of the liabilities of UCB from the Federal Deposit Insurance Corporation (FDIC) in an FDIC-assisted transaction.

As the market leader in the Asian-American banking sector, East West has positive brand recognition. UCB customers and the Asian-American community have responded positively to our acquisition of the banking operations of UCB. As widely reported in the Asian-American media, our acquisition of UCB served to stabilize deposits and strengthen customer confidence in the entire Asian-American banking sector. Additionally, East West’s proven asset resolution process, coupled with our expertise in the market niche of UCB will result in a higher recovery and lower potential losses to the FDIC insurance fund. Further, because East West has an existing presence and expertise in Hong Kong and Greater China, we are better able to assist the FDIC in managing the overseas operations of UCB, also reducing any potential exposure to the FDIC insurance fund.

The integration of United Commercial Bank is progressing smoothly and we are on target for full integration of all systems in April 2010.

East West entered into loss sharing agreements with the FDIC that covers future losses incurred on nearly all the UCB legacy loans and all real estate owned assets that existed at November 6, 2009. Under the terms of the agreement, the FDIC will absorb 80 percent of losses and share in 80 percent of recoveries on the first $2.05 billion and absorb 95 percent of losses and share in 95 percent of recoveries exceeding $2.05 billion. The term for the loss share agreement is ten years for single family loans. For all other loans, the term is five years for losses and eight years for recoveries.

East West recorded a FDIC indemnification asset as of November 6, 2009 of $1.1 billion, which represents the present value of the estimated losses on covered loans to be reimbursed to East West by the FDIC. East West also recorded a $174.0 million receivable from the FDIC.

The UCB legacy loans guaranteed under loss sharing agreements with the FDIC will be defined as “covered loans” and the UCB legacy loans and real estate owned assets guaranteed under loss sharing agreements with the FDIC will be defined as “covered assets” throughout this press release. Further, any references to nonaccrual loans and nonperforming assets will consist of East West legacy loans and assets only as all covered assets are subject to loss share agreements with the FDIC.

In accordance with U.S. GAAP, all the UCB legacy loans were accounted for at fair value and recorded at a discount to book value. Accordingly, any share of losses East West expects to incur have already been written off and factored into the fair value as of November 6, 2009.

A summary of the net assets received from the FDIC is as follows:

November 6, 2009
(In thousands)
Assets
Cash and cash equivalents	$599,036
FDIC receivable	173,995
Investment securities	1,561,446
Loans covered by FDIC loss sharing, (gross balance $7,299,303 and shown net of discount of $1,638,871)	5,660,432
Loans not covered by FDIC loss sharing, (gross balance $306,477 and shown net of discount of $69,973)	236,504
FDIC indemnification asset	1,143,989
Other assets	486,555

Total assets acquired	$9,861,957

Liabilities
Deposits	$6,529,864
Federal Home Loan Bank advances	1,837,593
Securities sold under repurchase agreements	858,244
Other liabilities	344,788

Total liabilities	9,570,489

Net assets acquired	$291,468

Further information on the acquisition of UCB can be found in the Form 8-K, filed by East West with the SEC on January 22, 2010.

East West recorded an after tax gain of $291.5 million from the acquisition of UCB on November 6, 2009. Further, the Company recorded additional net revenue of $51.1 million during the period from November 6, 2009 to December 31, 2009 as a result of early prepayments on covered loans during the quarter. This additional net revenue is comprised of $74.4 million discount accretion on early payoffs on covered loans as a yield adjustment offset by a corresponding $23.3 million net reduction in the FDIC indemnification asset and FDIC receivable as noninterest income (loss).

Preliminary Forecast

The Company is providing a forecast for the first quarter of 2010. Management currently estimates that fully diluted earnings per share for the first quarter of 2010 will range from $0.04 to $0.08. This EPS guidance is based on the following assumptions:

•	Net interest margin between 3.80% and 3.90%

•	Provision for loan losses of approximately $70.0 million to $80.0 million for the quarter

•	Noninterest expense flat from the fourth quarter of 2009

Full Year 2009 Highlights

•

Increase in Balance Sheet – Total asset increased to a record $20.6 billion at year-end, an increase of $8.2 billion or 66% year over year. Total deposits increased to $15.0 billion, an increase of $6.8 billion or 84% year over year. Year-to-date, East West grew deposits organically by $744.1 million or 9%, excluding the impact of the UCB acquisition. Total gross loans receivable increased to $14.1 billion, an increase of $5.9 billion or 71% year over year. These increases in the balance sheet are primarily due to the acquisition of UCB.

•

Capital Strengthened – During the full year 2009, we raised a total of $607.8 million in capital. We issued $107.8 million of common stock in July 2009 and $165.0 million of common stock and $335.0 million of mandatory convertible preferred stock in November 2009. As of December 31, 2009, East West’s Tier 1 risk-based and total risk-based capital ratios were 17.9% and 19.9%, respectively, significantly higher than the well capitalized requirement of 6% and 10%, respectively.

•

Loan to Deposit Ratio – Throughout 2009, East West continued to further strengthen the balance sheet and decrease the loan to deposit ratio. As of December 31, 2009, the loan to deposit ratio was 94.3%, compared to 101.3% as of December 31, 2008.

•

Allowance for Loan Losses Strengthened – The allowance for loan loss was increased to $238.8 million or a 34% increase year over year. The allowance for loan losses to gross non-covered loans was 2.80% at December 31, 2009 compared to 2.16% as of December 31, 2008. The allowance to nonaccrual loans ratio improved to 137.9% as of December 31, 2009, compared to 83.0% as of December 31, 2008.

•

Reduced Exposures to Problem Credits – Total land loans decreased $206.2 million or 36% and total commitments on construction loans decreased $1.0 billion or 63% year to date. As of December 31, 2009, outstanding balances on land and construction loans totaled only 5.9% of total gross loans receivable.

Fourth Quarter Summary

•

Credit Quality Improved – Total nonperforming assets have improved to $187.0 million, a decrease of $43.2 million or 19% from prior quarter. Total nonperforming assets to total assets improved to 0.91% as of December 31, 2009, from 1.84% as of September 30, 2009. The decrease in nonperforming assets from the prior quarter is largely a result of a reduction in nonaccrual residential construction loans.

•

Net Interest Margin Improved – Net interest income for the fourth quarter increased to $219.5 million, a $123.6 million increase over third quarter of 2009. The net interest margin for the fourth quarter increased to 5.46%, compared to 3.20% in the prior quarter. Excluding the impact of the yield adjustment to covered loans of $74.4 million, net interest income increased to $145.1 million and the net interest margin increased to 3.61% for the fourth quarter. See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.

•

Deposits Increased – Total deposits increased to a record $15.0 billion at year-end 2009. In fourth quarter of 2009, deposits increased $6.3 billion or 73% over prior quarter due primarily to the UCB acquisition. East West grew deposits organically by $217.5 million for the quarter, excluding the impact of the UCB acquisition.

Capital Strength

(Dollars in milions)	December 31, 2009	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement
Tier 1 leverage capital ratio	11.7%	5.00%	$1,150.2
Tier 1 risk-based capital ratio	17.9%	6.00%	$1,337.9
Total risk-based capital ratio	19.9%	10.00%	$1,106.1
Proforma tangible common equity to risk weighted assets ratio	13.2%	4.00%	$1,028.2

*	The tangible common equity to risk weighted asset ratio is a non-GAAP disclosure. The Mandatory Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series, C issued in November 2009 has been included as a proforma tangible common equity ratio. The Series C shares will automatically convert to common shares if an affirmative shareholder vote is obtained. See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached. As there is no stated regulatory guideline for this ratio, the Supervisory Capital Assessment Program (SCAP) guideline of 4.00% has been used.

East West has always been committed to maintaining strong capital levels and has been well capitalized throughout this economic cycle. As of the end of the fourth quarter, our Tier 1 leverage capital ratio increased to 11.7%, Tier 1 risk-based capital ratio increased to 17.9% and total risk-based capital ratio increased to 19.9%. East West exceeds well capitalized requirements for all regulatory guidelines by over $1 billion. Furthermore, East West’s proforma tangible common equity to risk weighted assets ratio totaled 13.2% as of December 31, 2009.

During the fourth quarter, we issued $165 million in common stock and $335 million in Mandatory Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C (Series C preferred stock). The newly issued capital, along with the net income for the quarter resulted in an increase to total shareholders’ equity to $2.3 billion at December 31, 2009. The special shareholders’ meeting to vote to approve the conversion of the Series C preferred stock to common stock has been set for March 18, 2010. The Series C preferred stock converts to common stock automatically three days after the receipt of an affirmative shareholder vote. No Series C dividend has been declared by the Board of Directors. Under the terms of the Series C preferred stock, the May 1 dividend payment or any portion thereof will not be earned or paid should an affirmative shareholder vote to convert be obtained on the March 18, 2010 meeting date. Since management fully expects that the Series C preferred dividend will not be earned or paid, income available to common shareholders has not been adjusted for purposes of computing basic and diluted per share amounts.

Further, during the fourth quarter, we received a 50% reduction in the warrant we issued to the U.S. Treasury in conjunction with the TARP capital we received in December 2008. As of December 31, 2009, the new share count of the warrant is 1,517,555. This adjustment to the warrant was due to the fact that within one year of issuance, we raised new capital in excess of the TARP capital issued in December 2008. Management intends to repay the $306.5 million TARP capital in full later this year.

Credit Management

Total nonperforming assets as of December 31, 2009 totaled $187.0 million or 0.91% of total assets, compared to $230.2 million or 1.84% of total assets at September 30, 2009. Nonperforming assets as of December 31, 2009 included nonaccrual loans totaling $173.2 million and REO assets totaling $13.8 million.

The legacy UCB covered loans that were nonaccrual as of December 31, 2009 totaled $675.6 million, net of a $466.3 million discount. All loans acquired from UCB were recorded at estimated fair value as of the acquisition date.

Throughout this challenging economic cycle, we have taken strong measures to reduce our exposure to problem credits – largely comprised of our construction and land portfolios. The outstanding balances for the land and construction portfolios totaled $828.7 million as of December 31, 2009, or 5.9% of total gross loans receivable.

Further, with the addition of $5.6 billion in covered loans from the UCB acquisition, concentrations within our loan portfolio have been reduced. Total exposure to commercial real estate loans is 26% of total loans as of December 31, 2009, down from 43% as of September 30, 2009.

As previously discussed by management, both the provision for loan losses and the net chargeoffs peaked in the third quarter of 2009. Given the trends we are seeing in the loan portfolio, it is expected that provision for loan losses and net chargeoffs will continue to decrease throughout 2010. Provision for loan losses was $140.0 million for the fourth quarter of 2009, a decrease 12% from $159.2 million in the third quarter.

For the fourth quarter of 2009, net charge-offs were $130.7 million, a decrease of 14% or $20.6 million compared to $151.2 million during the third quarter of 2009. The net chargeoffs for the quarter were largely related to construction and land loans.

At December 31, 2009, the allowance for loan losses increased to $238.8 million or 2.80% of non-covered loans receivable, compared to $230.7 million or 2.74% of outstanding loans at September 30, 2009. Based on management's evaluation and analysis of portfolio credit quality and prevailing economic conditions, we believe the allowance for loan losses is adequate for losses inherent in the loan portfolio as of December 31, 2009.

Fourth Quarter 2009 Operating Results

Net interest income for the fourth quarter increased to $219.5 million, a $123.6 million or 129% increase over third quarter of 2009. The net interest margin for the fourth quarter increased to 5.46%, up 226 basis points from 3.20% in the prior quarter. Excluding the impact of the yield adjustment to covered loans of $74.4 million, net interest income increased to $145.1 million and the net interest margin increased to 3.61% for the fourth quarter. During the quarter, East West paid down $200 million in FHLB advances at an average cost of 4.43%. Additionally, East West sold approximately $1.3 billion in lower yielding investment securities obtained from UCB, shortly after the acquisition. These actions improved the net interest margin for the fourth quarter and will continue to do so in coming quarters.

Currently, we estimate that the net interest margin, without yield adjustments to covered loans, will be approximately 3.80% to 3.90% for the first quarter of 2010.

Excluding the impact of the gain on the acquisition of UCB, the decrease in the FDIC indemnification asset, impairment charges on investment securities and gains on sales of investment securities, noninterest income for the fourth quarter totaled $14.4 million, compared to $10.2 million in the third quarter of 2009. The increase was primarily due to increased fee and other income from the acquisition of UCB. See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.

Noninterest expense for the fourth quarter totaled $91.1 million, compared to $46.1 million in the third quarter of 2009. The increase in the noninterest expense quarter over quarter was due to additional expenditures from the acquisition of UCB on November 6, 2009. We anticipate that noninterest expense will decrease starting the second quarter of 2010, after the systems integration of UCB is completed.

Investment Securities

During the fourth quarter, we recorded other than temporary impairment on investment securities of $45.8 million related primarily to pooled trust preferred securities. Year to date, total impairment on the pooled trust preferred securities totaled $106.6 million and the remaining book balance of these securities has decreased to $18.1 million. These securities are available for sale and recorded on the balance sheet at fair value and any difference in the book balance and the fair value is reflected in the other comprehensive income section of stockholders’ equity. As of December 31, 2009, the fair value of these securities was written down to $2.9 million.

Deposit Summary

Total deposits as of December 31, 2009 increased to $15.0 billion, up $6.3 billion or 72.9% from $8.7 billion at September 30, 2009. Quarter over quarter, core deposits increased $2.7 billion or 60.1% and time deposits increased $3.7 billion or 86.3%. The average cost of deposits for the fourth quarter of 2009 decreased to 1.11%, a 13 basis point decrease from the third quarter of 2009. East West grew deposits organically by $217.5 million for the quarter, excluding the impact of the UCB acquisition.

Dividend Payout

East West Bank’s Board of Directors has declared first quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.01 is payable on or about February 24, 2010 to shareholders of record on February 10, 2010. The dividend on the Series A Preferred Stock of $20.00 per share is payable on February 1, 2010 to shareholders of record on January 15, 2010.

About East West

East West Bancorp is a publicly owned company with $20.6 billion in assets and is traded on the NASDAQ Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is the third largest independent commercial bank headquartered in California with 135 branches worldwide; including 111 branches in California, eight branches in New York, five branches in Georgia, three branches in Massachusetts, two branches in Texas, and two branches in Washington. In Greater China, East West's presence includes four full-service branches, including two in Hong Kong, one in Shanghai, and one in Shantou. The Bank also has representative offices in Beijing, Guangzhou, Shanghai and Shenzhen, China, and Taipei, Taiwan. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	December 31, 2009	September 30, 2009	December 31, 2008
Assets
Cash and due from banks	$585,024	$132,569	$144,486
Short-term investments	262,329	460,665	734,367
Interest-bearing deposits in other banks	498,565	320,860	228,441
Securities purchased under resale agreements	227,444	75,000	50,000
Investment securities	2,564,081	2,238,354	2,162,511
Loans receivable, excluding covered loans (net of allowance for loan losses of $238,833, $230,650, and $178,027)	8,246,685	8,156,838	8,069,377
Covered loans	5,598,155	—	—

Total loans receivable, net	13,844,840	8,156,838	8,069,377
Federal Home Loan Bank and Federal Reserve stock	217,002	123,514	114,317
FDIC indemnification asset	1,091,814	—	—
Other real estate owned, net	13,832	24,185	38,302
Other real estate owned covered, net	44,273	—	—
Premiums on deposits acquired, net	89,735	17,904	21,190
Goodwill	337,438	337,438	337,438
Other assets	806,533	598,603	522,387

Total assets	$20,582,910	$12,485,930	$12,422,816

Liabilities and Stockholders’ Equity
Deposits	$14,987,613	8,668,557	$8,141,959
Federal Home Loan Bank advances	1,805,387	923,216	1,353,307
Securities sold under repurchase agreements	1,026,870	1,019,450	998,430
Subordinated debt and trust preferred securities	235,570	235,570	235,570
Other borrowings	67,040	3,022	28,022
Accrued expenses and other liabilities	175,771	114,333	114,762

Total liabilities	18,298,251	10,964,148	10,872,050
Stockholders’ equity	2,284,659	1,521,782	1,550,766

Total liabilities and stockholders’ equity	$20,582,910	12,485,930	$12,422,816

Book value per common share	$14.37	$12.58	$16.92
Number of common shares at period end	109,963	91,694	63,746

Ending Balances

	December 31, 2009	September 30, 2009	December 31, 2008
Loans receivable
Real estate - single family	$930,840	$912,391	$491,315
Real estate - multifamily	1,025,849	1,036,932	677,989
Real estate - commercial	3,606,179	3,624,469	3,472,000
Real estate - land	370,394	415,228	576,564
Real estate - construction	458,292	654,115	1,260,724
Commercial	1,512,709	1,343,496	1,554,219
Consumer	624,784	432,844	216,642

Total loans receivable, excluding covered loans	8,529,047	8,419,475	8,249,453
Unearned fees, premiums and discounts	(43,529)	(31,987)	(2,049)
Allowance for loan losses	(238,833)	(230,650)	(178,027)

Net loans receivable, excluding covered loans	8,246,685	8,156,838	8,069,377

Covered loans	5,598,155	—	—

Net loans receivable	$13,844,840	$8,156,838	$8,069,377
Deposits
Noninterest-bearing demand	$2,291,259	$1,397,217	$1,292,997
Interest-bearing checking	667,177	347,745	363,285
Money market	3,138,866	2,263,319	1,323,402
Savings	991,520	420,365	420,133

Total core deposits	7,088,822	4,428,646	3,399,817
Time deposits less than $100,000	3,240,094	1,062,575	1,521,988
Time deposits $100,000 or greater	4,658,697	3,177,336	3,220,154

Total time deposits	7,898,791	4,239,911	4,742,142

Total deposits	$14,987,613	$8,668,557	$8,141,959

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Quarter Ended
	December 31, 2009	September 30, 2009	December 31, 2008
Interest and dividend income	$283,646	$147,924	$149,907
Interest expense	(64,147)	(52,044)	(73,053)

Net interest income before provision for loan losses	219,499	95,880	76,854
Provision for loan losses	(140,000)	(159,244)	(43,000)

Net interest income (loss) after provision for loan losses	79,499	(63,364)	33,854
Noninterest income (loss)	420,820	(11,880)	(863)
Noninterest expense	(91,085)	(46,064)	(44,199)

Income (loss) before provision (benefit) for income taxes	409,234	(121,308)	(11,208)
Provision (benefit) for income taxes	149,504	(52,777)	(13,574)

Net income (loss)	$259,730	$(68,531)	$2,366
Preferred stock dividend, inducement, and amortization of preferred stock discount (1)	(6,129)	(10,620)	(5,385)

Net income (loss) available to common stockholders (1)	$253,601	$(79,151)	$(3,019)
Net income (loss) per share, basic	$2.49	$(0.91)	$(0.05)
Net income (loss) per share, diluted	$1.96	$(0.91)	$(0.05)
Shares used to compute per share net income (loss):
- Basic	101,924	$86,538	62,932
- Diluted	130,346	$86,538	62,932

	Quarter Ended
	December 31, 2009	September 30, 2009	December 31, 2008
Noninterest income (loss):
Gain on acquisition of UCB	$471,009	$—	$—
Impairment loss on investment securities	(45,775)	(24,249)	(9,653)
Decrease in FDIC indemnification asset and FDIC receivable	(23,338)	—	—
Branch fees	7,846	4,679	4,247
Net gain on sale of investment securities	4,545	2,177	1,238
Letters of credit fees and commissions	2,570	1,984	2,267
Ancillary loan fees	1,474	1,227	738
Other operating income	2,489	2,302	300

Total noninterest income (loss)	$420,820	$(11,880)	$(863)
Noninterest expense:
Compensation and employee benefits	$29,983	$15,875	$15,658
Occupancy and equipment expense	10,268	6,262	6,627
Deposit insurance premiums and regulatory assessments	9,123	6,057	2,032
Consulting expense	6,256	759	610
Legal expense	3,168	1,323	1,687
Other real estate owned expense	2,624	767	2,493
Amortization and impairment loss of premiums on deposits acquired	2,609	1,069	1,125
Amortization of investments in affordable housing partnerships	2,329	1,709	1,751
Data processing	2,279	1,079	1,108
Other operating expense	22,446	11,164	11,108

Total noninterest expense	$91,085	$46,064	$44,199

(1)	The special shareholders’ meeting to vote to approve the conversion of the Mandatory Convertible Cumulative Preferred Stock, Series C (Series C preferred stock) to common stock has been set for March 18, 2010. The Series C preferred stock converts to common stock automatically three days after the receipt of an affirmative shareholder vote. No Series C dividend has been declared by the Board of Directors. Under the terms of the Series C preferred stock, the May 1 dividend payment or any portion thereof will not be earned or paid should an affirmative shareholder vote to convert be obtained on the March 18, 2010 meeting date. Since management fully expects that the Series C preferred dividend will not be earned or paid, income available to common shareholders has not been adjusted for purposes of computing basis and diluted per share amounts.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Year Ended		% Change
	December 31, 2009	December 31, 2008
Interest and dividend income	$722,826	$664,858	9
Interest expense	(239,506)	(309,694)	(23)

Net interest income before provision for loan losses	483,320	355,164	36
Provision for loan losses	(528,666)	(226,000)	134

Net interest (loss) income after provision for loan losses	(45,346)	129,164	(135)
Noninterest income (loss)	396,535	(25,062)	1,682
Noninterest expense	(246,467)	(201,270)	22

Income (loss) before provision (benefit) for income taxes	104,722	(97,168)	208
Provision (benefit) for income taxes	22,714	(47,485)	(148)

Net income (loss) before extraordinary items	$82,008	$(49,683)	265
Extraordinary item, net of tax	$(5,366)	$—	NA

Net income (loss) after extraordinary item	$76,642	$(49,683)	254
Preferred stock dividend, inducement, and amortization of preferred stock discount (1)	(49,115)	(9,474)	418

Net income (loss) available to common stockholders (1)	$27,527	$(59,157)	147
Net income (loss) per share, basic	$0.35	$(0.94)	137
Net income (loss) per share, diluted	$0.33	$(0.94)	135
Shares used to compute per share net loss:
- Basic	78,770	62,673	26
- Diluted	84,553	62,673	35

	Year Ended		% Change
	December 31, 2009	December 31, 2008
Noninterest income (loss):
Gain on acquisition of UCB	$471,009	$—	NA
Impairment loss on investment securities	(107,671)	(73,165)	47
Decrease in FDIC indemnification asset and FDIC receivable	(23,338)	—	NA
Branch fees	22,309	16,972	31
Net gain on sale of investment securities	11,923	9,005	32
Letters of credit fees and commissions	8,338	9,739	(14)
Ancillary loan fees	6,286	4,646	35
Other operating income	7,679	7,741	(1)

Total noninterest income (loss)	$396,535	$(25,062)	1,682
Noninterest expense:
Compensation and employee benefits	$79,475	$82,236	(3)
Occupancy and equipment expense	30,218	26,991	12
Deposit insurance premiums and regulatory assessments	28,073	7,223	289
Other real estate owned expense	19,104	6,013	218
Consulting expense	8,135	4,398	85
Legal expense	8,024	5,577	44
Amortization of investments in affordable housing partnerships	7,450	7,272	2
Amortization and impairment loss of premiums on deposits acquired	5,895	7,270	(19)
Data processing	5,641	4,494	26
Other operating expense	54,452	49,796	9

Total noninterest expense	$246,467	$201,270	22

(1)	The special shareholders’ meeting to vote to approve the conversion of the Mandatory Convertible Cumulative Preferred Stock, Series C (Series C preferred stock) to common stock has been set for March 18, 2010. The Series C preferred stock converts to common stock automatically three days after the receipt of an affirmative shareholder vote. No Series C dividend has been declared by the Board of Directors. Under the terms of the Series C preferred stock, the May 1 dividend payment or any portion thereof will not be earned or paid should an affirmative shareholder vote to convert be obtained on the March 18, 2010 meeting date. Since management fully expects that the Series C preferred dividend will not be earned or paid, income available to common shareholders has not been adjusted for purposes of computing basis and diluted per share amounts.

EAST WEST BANCORP, INC.

QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP

(In thousands)

(unaudited)

	Quarter Ended
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
LOANS
Allowance balance, beginning of period	$230,650	$223,700	$195,450	$178,027	$177,155
Allowance for unfunded loan commitments and letters of credit	(1,161)	(1,051)	1,442	(1,008)	(625)
Provision for loan losses	140,000	159,244	151,422	78,000	43,000
Impact of desecuritization	—	—	9,262	—	—
Net Charge-offs:
Real estate - single family	7,083	8,034	14,058	3,832	1,756
Real estate - multifamily	8,425	7,231	2,256	1,624	524
Real estate - commercial	13,305	23,105	12,472	2,790	750
Real estate - land	20,390	39,988	33,183	12,523	9,039
Real estate - residential construction	48,919	32,535	30,634	16,347	17,127
Real estate - commercial construction	21,355	23,051	28,602	1,977	—
Commercial	5,789	14,956	11,577	18,146	8,054
Trade finance	2,569	2,256	774	1,032	4,026
Consumer	2,821	87	320	1,298	227

Total net charge-offs	130,656	151,243	133,876	59,569	41,503

Allowance balance, end of period	$238,833	$230,650	$223,700	$195,450	$178,027

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$6,958	$5,907	$7,349	$6,341	$5,716
Provision for unfunded loan commitments and letters of credit	1,161	1,051	(1,442)	1,008	625

Allowance balance, end of period	$8,119	$6,958	$5,907	$7,349	$6,341

GRAND TOTAL, END OF PERIOD	$246,952	$237,608	$229,607	$202,799	$184,368

Nonperforming assets to total assets	0.91%	1.84%	1.49%	2.28%	2.04%
Allowance for loan losses to total gross non-covered loans at end of period	2.80%	2.74%	2.62%	2.42%	2.16%
Allowance for loan losses and unfunded loan commitments to total gross non-covered loans at end of period	2.90%	2.82%	2.69%	2.51%	2.23%
Allowance to non-covered nonaccrual loans at end of period	137.91%	112.82%	137.94%	78.81%	82.95%
Nonaccrual loans to total loans	1.23%	2.43%	1.90%	3.08%	2.60%

EAST WEST BANCORP, INC

TOTAL NON-COVERED NON-PERFORMING ASSETS

(in thousands)

(unaudited)

AS OF DECEMBER 31, 2009

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	90+ Days Delinquent Not On Nonaccrual	Total Non- performing Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$3,262	$—	$3,262	$—	$3,262	$264	$3,526
Real estate - multifamily	10,631	—	10,631	—	10,631	2,118	12,749
Real estate - commercial	11,654	18,450	30,104	—	30,104	5,687	35,791
Real estate - land	27,179	42,666	69,845	—	69,845	4,393	74,238
Real estate - residential construction	17,179	—	17,179	—	17,179	540	17,719
Real estate - commercial construction	—	17,132	17,132	—	17,132	830	17,962
Commercial	8,002	16,765	24,767	—	24,767	—	24,767
Trade Finance	—	—	—	—	—	—	—
Consumer	114	146	260	—	260	—	260

Total	$78,021	$95,159	$173,180	$—	$173,180	$13,832	$187,012

AS OF SEPTEMBER 30, 2009

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	90+ Days Delinquent Not On Nonaccrual	Total Non- performing Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$6,189	$—	$6,189	$—	$6,189	$648	$6,837
Real estate - multifamily	11,211	652	11,863	—	11,863	1,147	13,010
Real estate - commercial	17,381	16,040	33,421	—	33,421	2,330	35,751
Real estate - land	23,568	33,610	57,178	—	57,178	4,020	61,198
Real estate - residential construction	55,130	—	55,130	—	55,130	12,238	67,368
Real estate - commercial construction	10,784	—	10,784	—	10,784	3,680	14,464
Commercial	11,783	13,227	25,010	—	25,010	122	25,132
Trade Finance	2,110	1,785	3,895	1,556	5,451	—	5,451
Consumer	293	676	969	—	969	—	969

Total	$138,449	$65,990	$204,439	$1,556	$205,995	$24,185	$230,180

AS OF JUNE 30, 2009

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	90+ Days Delinquent Not On Nonaccrual	Total Non- performing Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$5,181	$—	$5,181	$—	$5,181	$4,921	$10,102
Real estate - multifamily	7,938	—	7,938	—	7,938	281	8,219
Real estate - commercial	19,786	4,590	24,376	—	24,376	2,887	27,263
Real estate - land	35,660	1,656	37,316	—	37,316	13,307	50,623
Real estate - residential construction	46,176	—	46,176	—	46,176	4,154	50,330
Real estate - commercial construction	20,629	—	20,629	—	20,629	—	20,629
Commercial	8,034	8,067	16,101	—	16,101	626	16,727
Trade Finance	3,706	—	3,706	—	3,706	211	3,917
Consumer	339	412	751	—	751	801	1,552

Total	$147,449	$14,725	$162,174	$—	$162,174	$27,188	$189,362

AS OF MARCH 31, 2009

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	90+ Days Delinquent Not On Nonaccrual	Total Non- performing Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$18,515	$634	$19,149	$—	$19,149	$671	$19,820
Real estate - multifamily	9,863	—	9,863	—	9,863	887	10,750
Real estate - commercial	12,465	42,724	55,189	—	55,189	4,240	59,429
Real estate - land	63,052	6,233	69,285	—	69,285	17,934	87,219
Real estate - residential construction	28,433	14,196	42,629	—	42,629	13,278	55,907
Real estate - commercial construction	28,604	—	28,604	—	28,604	—	28,604
Commercial	16,798	5,000	21,798	—	21,798	1,236	23,034
Trade Finance	177	—	177	—	177	270	447
Consumer	839	482	1,321	—	1,321	118	1,439

Total	$178,746	$69,269	$248,015	$—	$248,015	$38,634	$286,649

AS OF DECEMBER 31, 2008

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	90+ Days Delinquent Not On Nonaccrual	Total Non- performing Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$13,519	$—	$13,519	$—	$13,519	$419	$13,938
Real estate - multifamily	11,845	—	11,845	—	11,845	1,136	12,981
Real estate - commercial	24,680	—	24,680	—	24,680	4,882	29,562
Real estate - land	66,185	12,892	79,077	—	79,077	10,307	89,384
Real estate - residential construction	27,052	8,766	35,818	—	35,818	21,146	56,964
Real estate - commercial construction	30,581	—	30,581	—	30,581	—	30,581
Commercial	6,570	10,604	17,174	—	17,174	142	17,316
Trade Finance	65	—	65	—	65	270	335
Consumer	1,654	194	1,848	—	1,848	—	1,848

Total	$182,151	$32,456	$214,607	$—	$214,607	$38,302	$252,909

EAST WEST BANCORP, INC.

QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Quarter Ended
	December 31, 2009			September 30, 2009
	Average Volume	Interest	Yield (1)	Average Volume	Interest	Yield (1)
ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$978,967	$1,635	0.66%	$897,527	$1,856	0.82%
Securities purchased under resale agreements	165,839	3,290	7.76%	91,033	2,153	9.25%
Investment securities
Taxable	2,616,485	27,966	4.24%	2,304,619	28,311	4.87%
Tax-exempt (2)	22,458	316	5.63%	22,727	256	4.51%
Loans receivable	8,504,833	116,278	5.42%	8,471,766	114,512	5.36%
Loans receivable - covered (3)	3,479,519	133,966	15.27%	—	—	—
Federal Home Loan Bank and Federal Reserve Bank stocks	180,420	368	0.82%	123,514	918	2.97%

Total interest-earning assets	15,948,521	283,819	7.06%	11,911,186	148,006	4.93%

Noninterest-earning assets:
Cash and due from banks	266,287			124,708
Allowance for loan losses	(236,858)			(244,542)
Other assets	1,585,379			843,925

Total assets	$17,563,329			$12,635,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	523,519	504	0.38%	342,922	286	0.33%
Money market accounts	2,671,917	6,919	1.03%	2,160,722	6,830	1.25%
Savings deposits	775,834	1,353	0.69%	421,844	608	0.57%
Time deposits less than $100,000	2,403,331	9,936	1.64%	1,090,647	5,572	2.03%
Time deposits $100,000 or greater	3,972,588	15,761	1.57%	3,308,057	13,674	1.64%
Federal funds purchased	1,158	1	0.34%	1,385	2	0.57%
Federal Home Loan Bank advances	1,731,525	14,119	3.24%	1,046,056	11,172	4.24%
Securities sold under repurchase agreements	1,086,279	13,709	4.94%	1,018,321	12,140	4.66%
Subordinated debt and trust preferred securities	235,570	1,605	2.67%	235,570	1,760	2.92%
Other borrowings	48,842	240	1.97%	—	—	—

Total interest-bearing liabilities	13,450,563	64,147	1.89%	9,625,524	52,044	2.15%

Noninterest-bearing liabilities:
Demand deposits	1,953,781			1,335,131
Other liabilities	237,394			130,800
Stockholders’ equity	1,921,591			1,543,822

Total liabilities and stockholders’ equity	$17,563,329			$12,635,277

Interest rate spread			5.17%			2.78%
Net interest income and net interest margin (3)		$219,672	5.46%		$95,962	3.20%

Net interest income and net interest margin, excluding purchase accounting discount accretion (3)		$145,233	3.61%

(1)	Annualized
(2)	Amounts calculated on a fully taxable basis using the current statutory federal tax rate.
(3)	Amounts include yield adjustment of $74,439 from discount accretion on early prepayments.

EAST WEST BANCORP, INC.

YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Year To Date December 31,
	2009			2008
	Average Volume	Interest	Yield	Average Volume	Interest	Yield
ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$881,282	$8,976	1.02%	$286,650	$7,029	2.45%
Securities purchased under resale agreements	89,883	7,985	8.76%	70,246	6,811	9.67%
Investment securities
Taxable	2,542,124	115,531	4.54%	2,001,089	98,217	4.89%
Tax-exempt (1)	27,668	1,223	4.42%	44,708	3,256	7.28%
Loans receivable	8,355,825	453,275	5.42%	8,601,825	545,260	6.32%
Loans receivable - covered (2)	877,029	133,966	15.27%	—	—	—
Federal Home Loan Bank and Federal Reserve Bank stocks	137,001	2,337	1.71%	115,370	5,175	4.47%

Total interest-earning assets	12,910,812	723,293	5.60%	11,119,888	665,748	5.97%

Noninterest-earning assets:
Cash and due from banks	147,694			137,730
Allowance for loan losses	(216,775)			(144,154)
Other assets	997,214			689,323

Total assets	$13,838,945			$11,802,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	398,619	1,507	0.38%	404,404	3,226	0.80%
Money market accounts	2,035,821	25,583	1.26%	1,099,576	25,805	2.34%
Savings deposits	506,706	3,322	0.66%	452,259	4,148	0.91%
Time deposits less than $100,000	1,499,076	32,073	2.14%	1,164,622	35,061	3.00%
Time deposits $100,000 or greater	3,538,046	66,921	1.89%	3,018,876	109,820	3.63%
Federal funds purchased	2,379	9	0.37%	89,309	2,217	2.48%
Federal Home Loan Bank advances	1,333,846	52,310	3.92%	1,592,125	70,661	4.43%
Securities sold under repurchase agreements	1,027,665	49,725	4.77%	1,000,332	46,062	4.59%
Subordinated debt and trust preferred securities	235,570	7,816	3.27%	235,570	12,694	5.37%
Other borrowings	12,311	240	1.95%	—	—	—

Total interest-bearing liabilities	10,590,039	239,506	2.26%	9,057,073	309,694	3.41%

Noninterest-bearing liabilities:
Demand deposits	1,459,871			1,362,617
Other liabilities	154,138			137,320
Stockholders’ equity	1,634,897			1,245,777

Total liabilities and stockholders’ equity	$13,838,945			$11,802,787

Interest rate spread			3.34%			2.56%
Net interest income and net interest margin (2)		$483,787	3.75%		$356,054	3.19%

Net interest income and net interest margin, excluding purchase accounting discount accretion (2)		$409,348	3.17%

(1)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(2)	Amounts include yield adjustment of $74,439 from discount accretion on early prepayments.

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

Average Balances

	December 31, 2009	Quarter Ended September 30, 2009	December 31, 2008

Loans receivable
Real estate - single family	$908,095	$888,106	$493,415
Real estate - multifamily	1,037,460	1,036,080	682,455
Real estate - commercial	3,610,640	3,552,897	3,407,697
Real estate - land	398,109	460,256	579,335
Real estate - construction	586,883	855,446	1,311,622
Commercial	1,446,695	1,360,223	1,548,231
Consumer	516,951	318,758	210,448

Total loans receivable, excluding covered loans	8,504,833	8,471,766	8,233,203
Covered loans	3,479,519	—	—

Total loans receivable	11,984,352	8,471,766	8,233,203
Investment securities	2,638,943	2,327,346	2,223,842
Earning assets	15,948,521	11,911,186	11,219,272
Total assets	17,563,329	12,635,277	11,949,168
Deposits
Noninterest-bearing demand	$1,953,781	$1,335,131	$1,311,283
Interest-bearing checking	523,519	342,922	367,792
Money market	2,671,917	2,160,722	1,153,171
Savings	775,834	421,844	419,757

Total core deposits	5,925,051	4,260,619	3,252,003
Time deposits less than $100,000	2,403,331	1,090,647	1,599,486
Time deposits $100,000 or greater	3,972,588	3,308,057	2,855,376

Total time deposits	6,375,919	4,398,704	4,454,862

Total deposits	12,300,970	8,659,323	7,706,865
Interest-bearing liabilities	13,450,563	9,625,524	9,143,800
Stockholders’ equity	1,921,591	1,543,822	1,363,161

Selected Ratios

	December 31, 2009	Quarter Ended September 30, 2009	December 31, 2008
For The Period
Return on average assets	5.92%	-2.17%	0.08%
Return on average common equity	75.27%	-27.12%	-1.12%
Interest rate spread (2)	5.17%	2.78%	2.13%
Net interest margin (2)	5.46%	3.20%	2.72%
Yield on earning assets (2)	7.06%	4.93%	5.30%
Cost of deposits	1.11%	1.24%	2.14%
Cost of funds	1.65%	1.88%	2.77%
Noninterest expense/average assets (1)	1.96%	1.37%	1.38%
Efficiency ratio (3)	52.53%	39.99%	47.52%

(1)	Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, impairment loss on goodwill, and amortization of investments in affordable housing partnerships.
(2)	Yields on certain securities have been adjusted upward to a “fully taxable equivalent” basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.
(3)	Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, impairment loss on goodwill, and investments in affordable housing partnerships, divided by the aggregate of net interest income excluding the yield adjustment, before provision for loan losses and noninterest income, excluding impairment loss on investment securities, gain on acquisition and the decrease in FDIC indemnification asset.

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

Average Balances

	Year To Date December 31,		%
	2009	2008	Change
Loans receivable
Real estate - single family	$748,713	$467,739	60
Real estate - multifamily	898,927	707,621	27
Real estate - commercial	3,536,846	3,483,258	2
Real estate - land	490,546	631,951	(22)
Real estate - construction	934,729	1,481,248	(37)
Commercial	1,420,453	1,628,732	(13)
Consumer	325,611	201,276	62

Total loans receivable, excluding covered loans	8,355,825	8,601,825	(3)
Covered loans	877,029	—	NA

Total loans receivable	9,232,854	8,601,825	7
Investment securities	2,569,792	2,045,797	26
Earning assets	12,910,812	11,119,888	16
Total assets	13,838,945	11,802,787	17
Deposits
Noninterest-bearing demand	$1,459,871	$1,362,617	7
Interest-bearing checking	398,619	404,404	(1)
Money market	2,035,821	1,099,576	85
Savings	506,706	452,259	12

Total core deposits	4,401,017	3,318,856	33
Time deposits less than $100,000	1,499,076	1,164,622	29
Time deposits $100,000 or greater	3,538,046	3,018,876	17

Total time deposits	5,037,122	4,183,498	20

Total deposits	9,438,139	7,502,354	26
Interest-bearing liabilities	10,590,039	9,057,073	17
Stockholders’ equity	1,634,897	1,245,777	31

Selected Ratios

	Year To Date December 31,		%
	2009	2008	Change
For The Period
Return on average assets	0.55%	-0.42%	(231)
Return on average common equity	2.37%	-5.41%	(144)
Interest rate spread (2)	3.34%	2.56%	30
Net interest margin (2)	3.75%	3.19%	17
Yield on earning assets (2)	5.60%	5.97%	(6)
Cost of deposits	1.37%	2.37%	(42)
Cost of funds	1.99%	2.96%	(33)
Noninterest expense/average assets (1)	1.68%	1.57%	7
Efficiency ratio (3)	50.09%	45.94%	9
Period End
Tier 1 risk-based capital ratio	17.9%	13.9%	29
Total risk-based capital ratio	19.9%	15.8%	26
Tier 1 leverage capital ratio	11.7%	12.4%	(5)

(1)	Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, impairment loss on goodwill, and amortization of investments in affordable housing partnerships.
(2)	Yields on certain securities have been adjusted upward to a “fully taxable equivalent” basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.
(3)	Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, impairment loss on goodwill, and investments in affordable housing partnerships, divided by the aggregate of net interest income excluding the yield adjustment, before provision for loan losses and noninterest income, excluding impairment loss on investment securities, gain on acquisition and the decrease in FDIC indemnification asset.

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(Unaudited)

The tangible common equity to risk weighted asset ratio is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. As the use of tangible common equity is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets ratio.

	As of December 31, 2009
Stockholders’ Equity	$2,284,659
Less:
Preferred equity excluding the Mandatory Convertible Preferred Stock	(379,129	) *
Goodwill and other intangible assets	(428,524)

Tangible common equity	$1,477,006

Risk-weighted assets	$11,218,644

Tangible Common Equity to risk-weighted assets	13.2%

*	The Mandatory Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series, C issued in November 2009 has been included as a proforma tangible common equity ratio. The Series C shares will automatically convert to common shares after the shareholder vote on March 18, 2010.

Operating noninterest income is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. There are noninterest income line items that are non-core in nature. Operating noninterest income excludes such non-core noninterest income line items. The Company believes that presenting the operating noninterest income provides more clarity to the users of financial statements regarding the core noninterest income amounts.

Quarter Ended December 31, 2009
Noninterest income (loss)	$420,820
Add:
Impairment loss on investment securities	45,775
Net gain on sale of investment securities	(4,545)
Gain on acquisition of UCB	(471,009)
Decrease in FDIC indemnification asset and FDIC receivable	23,338

Operating noninterest income (non-GAAP)	$14,379

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The fourth quater of 2009 and the 2009 year to date net interest income and net interest margin include a yield adjustment of $74,439 from discount accretion on covered loans. Although there may be additional yield adjustments in future quarters, this amount is nonrecurring in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin.

	Quarter to Date December 31, 2009
	Average Volume	Interest	Yield
Total interest-earning assets	$15,948,521	$283,819	7.06%
Net interest income and net interest margin		$219,499	5.46%
Less:
Yield adjustment to interest income from discount accretion		74,439

Net interest income and net interest margin, excluding yield adjustment		$145,060	3.61%